EXHIBIT 10.37
FORM OF RESTRICTED STOCK AGREEMENT
(EMPLOYEE VERSION as of MAY 2007)
     THIS RESTRICTED STOCK AGREEMENT is made the ___day of ___(the “Grant Date”), by and between Citizens Republic Bancorp, Inc. (“Company”) and the undersigned (“Grantee”), pursuant to the Citizens Banking Corporation Stock Compensation Plan (“Plan”). Capitalized terms not defined in this Agreement shall have the meanings respectively ascribed to them in the Plan.
     WHEREAS, the Company desires to encourage Grantee to make greater efforts on behalf of the Company and its Affiliates to achieve the Company’s long-term business plans and objectives and to further identify the interests of Grantee with the interests of the Company’s shareholders;
     WHEREAS, the Company desires to grant this restricted stock award to Grantee pursuant to the Plan;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the parties as follows:
     1. Grant of Restricted Stock Award. Subject to the terms and conditions hereof, including without limitation the restrictions set forth in paragraph 2(a) of this Agreement, the Company hereby grants to Grantee a total of                     shares of the Company’s Common Stock.
     2. Restrictions on Transfer of Shares Subject to Award.
          (a) The shares subject to this restricted stock award shall not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the first to occur of the events set forth in this paragraph 2(a), at which time such restrictions shall lapse and the applicable number of shares subject to this restricted stock award shall be freely transferable. Except as set forth below, the restrictions on the shares subject to this restricted stock award shall lapse as follows, if Grantee is still employed with the Company or an Affiliate on the applicable date(s):

Percentage of Award
Period After Grant Date	As to Which Restrictions Lapse
One Year Anniversary	33 1/3%
Two Year Anniversary	66 2/3%
Three Year Anniversary	100%
Restrictions shall be deemed to lapse at the close of business on the applicable vesting date. Notwithstanding the foregoing, in the event of Grantee’s (i) death, (ii) Disability, or (iii) a termination of employment that would entitle Grantee to severance payments pursuant to the provisions of the Company’s Severance Pay Plan, as in effect from time to time (the “Severance Pay Plan”), the restrictions on the shares subject to this restricted stock award shall lapse on a pro-rata portion of Grantee’s shares equal to the product of (i) the number of shares subject to vesting on the next anniversary of the Grant Date and (ii) a fraction, the numerator of which is the number of days that have elapsed from the previous vesting date through the date of such occurrence, and the denominator of which is 365. Upon the lapse of such restrictions, the shares subject to this restricted stock award shall be freely transferable. If Grantee’s employment with the Company or its Affiliates terminates other than under the circumstances described above in this paragraph 2(a), any portion of the restricted stock award as to which such restrictions have not lapsed at the time of such termination shall be forfeited.
          (b) Until the lapse of all restrictions provided in paragraph 2(a) on the shares subject to this restricted stock award, any certificate evidencing the shares subject to the award shall carry the following restrictive legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Citizens Banking Corporation Stock Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated                     . A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of the Company.

The Company shall also have the right to place stop transfer instructions on shares which are subject to the restrictions described in paragraph 2(a). Grantee shall be entitled to removal of such legend and stop transfer instructions at the time or times provided by, and in accordance with, Section 3.05 of the Plan.
     3. Restrictive Covenants.
     As consideration for the grant of this restricted stock award, Grantee agrees to comply with and be bound by the following restrictive covenants:
          (a) Non-Disclosure of Confidential Information. All “Confidential Information” concerning Company and its customers will be kept strictly confidential and will not be disclosed by Grantee to any third parties or used by Grantee in a manner contrary to Company’s interests at any time without the prior consent of Company, except as required by law. “Confidential Information” includes customer and client lists and all customer, technical, business, marketing, financial, systems and personnel information from whatever source, the disclosure of which might be contrary to the interests of Company, excluding information which is or becomes publicly available other than by Grantee’s acts or omissions. All Confidential Information and all other property of Company will be returned to Company on or before the date Grantee’s active status terminates, and Grantee will not retain any copies in any form.
          (b) Non-Solicitation of Employees and Customers. During Grantee’s employment and for a period of one year following Grantee’s termination of employment for any reason, including retirement, Grantee will not, without the prior written consent of Company:
               (i) on his/her own behalf or on behalf of any third party, whether directly or indirectly, hire or employ, attempt to hire or employ, or solicit, encourage or induce to leave employment with Company or to accept employment elsewhere than Company, any person who was employed by Company at any time during the 18-month period beginning six months prior to the termination of Grantee’s employment and ending one year after such termination.
               (ii) on his/her own behalf or on behalf of any third party, whether directly or indirectly, provide, sell, market or endeavor to provide, sell or market any Competing Services to any Restricted Customers (as such terms are defined below), or otherwise solicit or communicate with any Restricted Customers for the purpose of selling or providing any Competing Services. “Competing Services” means any products or services that are similar to or competitive with the products and services sold or offered by Company. “Restricted Customers” means any of Company’s current, former, or prospective customers to whom Grantee provided services, with whom Grantee had business contact on behalf of Company, with respect to whom Grantee has confidential information, or with whom Grantee had any responsibilities during the last two years of Grantee’s employment with Company.
          (c) Non-disparagement. During Grantee’s employment and following Grantee’s termination of employment for any reason, including retirement, Grantee will not publicly or privately make disparaging comments with respect to Company or it’s management in general and specifically with respect to any of Company’s personnel, operations, products, policies or practices.
          (d) Non-Competition. During Grantee’s employment and for a period of one year following Grantee’s termination of employment for any reason, including retirement, Grantee will not, without the prior written consent of Company, become employed by (including self-employment) or otherwise provide services to or on behalf of any person or entity whose business competes with Company where both:
               (i) Grantee will be called to perform the same or substantially similar functions to those which Grantee performed while employed by Company during the one-year period prior to the termination of Grantee’s employment, and
               (ii) Grantee will, by virtue of the new business relationship, be acting in a manner which is or may reasonably be expected to be prejudicial to or in conflict with the interests of Company, as determined in the reasonable discretion of the chief executive officer of Company or his designee.
     The restrictions set forth in this paragraph 3(d) shall not apply following a termination of Grantee’s employment that would entitle Grantee to severance payments pursuant to the provisions of the Company’s Severance Pay Plan.

          (e) Subsequent Assistance. Following Grantee’s termination of employment for any reason, (other than death and in certain instances, Disability) Grantee shall furnish such reasonable subsequent assistance requested by Company that is deemed material to the transition of responsibilities from Grantee to his or her successor.
          (f) Reformation. If any portion of these restrictive covenants is found to be unenforceable, any court of competent jurisdiction may reform the restrictions as to time, geographical area or scope to the extent required to make the provision enforceable under applicable law.
          (g) Disclosure of Information. Grantee hereby agrees that he/she will provide Company with any information reasonably requested to determine compliance with these restrictive covenants and authorizes Company to disclose the covenants and the remedies for their violation to any third party who might be affected thereby, including Grantee’s prospective employer.
          (h) Cancellation and Other Remedies. If Grantee violates the restrictive covenants described in paragraphs 3(a) through 3(e) above:
               (i) all shares subject to this restricted stock award that are subject to restriction will be forfeited immediately,
               (ii) all shares that were covered by this grant and that became free of restrictions within the period beginning one year prior to the termination of Grantee’s employment, net of any taxes withheld (whether withheld in cash or shares), shall be canceled immediately for no consideration, and
               (iii) Grantee will be required to reimburse Company in an amount equal to any gain realized by Grantee (determined as of the sale date) with respect to the sale of any shares originally covered by this restricted stock award within the period beginning one year prior to the termination of Grantee’s employment and ending six (6) months after the termination of Grantee’s employment, net of any taxes withheld (whether withheld in cash or shares). Grantee agrees that the remedies under subparagraphs (h)(i), (ii) and (iii) will be liquidated damages and is not to be construed in any manner as a penalty.
Grantee acknowledges that a violation or attempted violation on his or her part of the restrictive covenants set forth in paragraphs 3(a) relating to disclosure of Confidential Information, 3(b) relating to solicitation of Company’s employees and customers and 3(c) relating to the making of disparaging comments concerning Company will cause immediate and irreparable damage to Company, and therefore agrees that Company will be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such terms, such right to an injunction, however, will be cumulative and in addition to whatever other remedies Company may have under law or equity. With respect to any violation of the restrictive covenants set forth in paragraphs 3(d) relating to noncompetition and 3(e) relating to subsequent assistance, the right to injunctive relief shall not apply and only the remedies set forth in subparagraphs 3(h)(i), (ii) and (iii) shall be available to Company. In any action or proceeding by Company to enforce these restrictive covenants where Company is the prevailing party, Company shall be entitled to recover from Grantee its reasonable attorneys’ fees and expenses incurred in such action or proceeding.
     4. Non-Assignability of Award. The award hereby granted shall not be transferable. No purported assignment or transfer of this award, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right whatsoever. For the avoidance of doubt, the parties acknowledge that this paragraph 4 applies to the award itself, not to the shares subject to the award, and that the transferability of the shares subject to the award shall be governed by paragraph 2 of this Agreement.
     5. Adjustments. In the event of any stock dividend, reclassification, subdivision or combination, or similar transaction affecting the shares covered by this award, the rights of Grantee are subject to adjustment as provided in Section 6.01 of the Plan to the extent deemed necessary by the Committee.
     6. Rights as Shareholder. During the Restricted Period, Grantee shall be considered the record owner of the shares subject to this restricted stock award and shall have all the rights of a shareholder (including voting and dividend rights) with respect to the shares subject to the award commencing on the Grant Date. Notwithstanding the foregoing, if any dividends or distributions are paid in shares of Common Stock during the Restricted Period, the dividend or other distribution in shares shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid.

     7. Withholding. No later than the date as of which an amount first becomes includible in the gross income of Grantee for federal income tax purposes with respect to any shares subject to this restricted stock award, Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Grantee authorizes the Company to withhold from his or her compensation to satisfy any income and employment tax withholding obligations in connection with the award. If Grantee is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, Grantee agrees to pay applicable taxes to the Company, and the Company may delay removal of the restrictive legend until proper payment of such taxes has been made by Grantee. Grantee may satisfy such obligations under this paragraph 7 by any method authorized under Section 7.06 of the Plan.
     8. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Secretary of the Company at the Company’s headquarters. All notices by the Company to Grantee shall be delivered to Grantee personally or addressed to Grantee at Grantee’s last residence address as then contained in the records of the Company or such other address as Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to Grantee at Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.
     9. Governing Law. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflict of laws, and (b) is not valid unless it has been signed by Grantee and the Company.
     10. Provisions of Plan Controlling. Except as provided in paragraphs 2 and 6 of this Agreement, the provisions hereof are subject to the terms and provisions of the Plan. Except as provided in paragraphs 2 and 6 of this Agreement, in the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.
     11. Return of Signed Agreement. This Agreement must be signed by Grantee and received in the Human Resources Department of the Company, Attention: Compensation, Mail Code 001045, no later than the close of business on                     . In the event that this Agreement is not signed by Grantee and received by the Human Resources Department by                      as set forth herein, the Common Stock granted hereunder shall be canceled immediately and Grantee shall forfeit all rights hereunder.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GRANTEE	CITIZENS REPUBLIC BANCORP, INC.

By:

William R. Hartman
	Its:	Chief Executive Officer

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